Exhibit 99.1

Yahoo! Inc. Releases Statement Regarding Alipay

SUNNYVALE, Calif. – May 12, 2011 — Yahoo! Inc. (NASDAQ: YHOO), issued the following statement in response to recent media reports regarding the timing of the restructuring of Alipay:

On March 31, 2011, Yahoo! and Softbank were notified by Alibaba Group of two transactions that occurred without the knowledge or approval of the Alibaba Group board of directors or shareholders. The first was the transfer of ownership of Alipay in August 2010. The second was the deconsolidation of Alipay effective in the first quarter of 2011.

Yahoo! disclosed this restructuring in its 10-Q after discussions with Alibaba Group and obtaining a better understanding of this complex situation.

Yahoo! continues to work closely with Alibaba and Softbank to protect economic value for all interested parties. We believe ongoing negotiations among all of the parties provide the best opportunity to achieve an outcome in the best interest of all stakeholders.

About Yahoo!

Yahoo! (NASDAQ:YHOO) is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.com) or the company’s blog, Yodel Anecdotal (yodel.yahoo.com).

Yahoo! is the trademark and/or registered trademark of Yahoo! Inc.

All other names are trademarks and/or registered trademarks of their respective owners.

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Contact Information

Media Contact:

Dana Lengkeek

415-994-4008

danal@yahoo-inc.com

Investor Contact:

Cathy La Rocca

408-349-5188

cathy@yahoo-inc.com